As filed with the U.S. Securities and Exchange Commission on June 8, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Marqeta, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	27-4306690
(State or Other Jurisdiction of Incorporation or Organization	(I.R.S. Employer Identification Number)

180 Grand Avenue

6th Floor

Oakland, California 94612

(Address of Registrant’s Principal Executive Offices)

Amended and Restated 2011 Equity Incentive Plan, as amended

2021 Stock Option and Incentive Plan

2021 Employee Stock Purchase Plan

(Full titles of the plans)

Jason Gardner

Founder, Chief Executive Officer

Marqeta, Inc.

180 Grand Avenue

6th Floor

Oakland, California 94612

(888) 462-7738

(Name, address and telephone number of agent for service)

Copies to:

Caine Moss Mitzi Chang Bradley C. Weber Goodwin Procter LLP 601 Marshall Street Redwood City, California 94063	Seth R. Weissman Alina A. Zagaytova Marqeta, Inc. 180 Grand Avenue 6th Floor Oakland, California 94612
(650) 752-3100	(888) 462-7738

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, $0.0001 par value per share:
—2021 Stock Option and Incentive Plan	60,000,000(2)	$27.00(7)	$1,620,000,000.00	$176,742.00
—2021 Employee Stock Purchase Plan(11)	6,000,000(3)	$22.95(8)	$137,700,000.00	$15,023.07
—Amended and Restated 2011 Equity Incentive Plan, as amended	58,092,302(4)	—(9)	—	—
Class B Common Stock, $0.0001 par value per share:
—Amended and Restated 2011 Equity Incentive Plan, as amended (Options)	48,511,360(5)	$12.59(10)	$610,786,194.58	$66,636.77
—Amended and Restated 2011 Equity Incentive Plan, as amended (RSUs)	9,580,942(6)	$27.00(7)	$258,685,434.00	$28,222.58
TOTAL:	182,184,604		$2,627,171,628.58	$286,624.42

(1)

Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Class A Common Stock (“Class A Common Stock”) or the Registrant’s Class B Common Stock (“Class B Common Stock”) that become issuable under the Registrant’s 2021 Stock Option and Incentive Plan (“2021 Plan”), the Registrant’s 2021 Employee Stock Purchase Plan (“2021 ESPP”) and the Registrant’s Amended and Restated 2011 Equity Incentive Plan, as amended (“2011 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Class A Common Stock or Class B Common Stock.

(2)

Represents 60,000,000 shares of Class A Common Stock reserved for issuance pursuant to future awards under the 2021 Plan. To the extent that any awards outstanding under the 2021 Plan or 2011 Plan are forfeited, are cancelled, are held back upon exercise or settlement of an award to cover any exercise price, as applicable, or tax withholding, are reacquired by the Registrant prior to vesting, are satisfied without the issuance of stock or are otherwise terminated (other than by exercise) subsequent to the date of this Registration Statement, the shares reserved for issuance pursuant to such awards will become available for issuance as shares of Class A Common Stock under the 2021 Plan; provided, that any shares of Class B Common Stock will be first converted to shares of Class A Common Stock. See footnotes 4, 5, and 6 below.

(3)	Represents 6,000,000 shares of Class A Common Stock reserved for issuance pursuant to future awards under the 2021 ESPP.
(4)

Represents 58,092,302 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock underlying equity awards outstanding under the 2011 Plan as of the date of this Registration Statement. To the extent that any such awards are forfeited, are cancelled, are satisfied without the issuance of stock, are held back upon exercise or settlement to cover any exercise price or tax withholding, or are otherwise terminated (other than by exercise) subsequent to the date of this Registration Statement, the shares of Class B Common Stock reserved for issuance pursuant to such awards will become available for issuance as shares of Class A Common Stock under the 2021 Plan; provided, that any shares of Class B Common Stock will be first converted to shares of Class A Common Stock. See footnote 2 above.

(5)

Represents 48,511,360 shares of Class B Common Stock reserved for issuance pursuant to stock option awards outstanding under the 2011 Plan as of the date of this Registration Statement. To the extent that any such awards are forfeited, are cancelled, are satisfied without the issuance of stock, are held back upon exercise to cover any exercise price or tax withholding, or are otherwise terminated (other than by exercise) subsequent to the date of this Registration Statement, the shares of Class B Common Stock reserved for issuance pursuant to such awards will become available for issuance as shares of Class A Common Stock under the 2021 Plan; provided, that any shares of Class B Common Stock will be first converted to shares of Class A Common Stock. See footnote 2 above.

(6)

Represents 9,580,942 shares of Class B Common Stock reserved for issuance pursuant to restricted stock unit awards outstanding under the 2011 Plan as of the date of this Registration Statement. To the extent that any such awards are forfeited, are cancelled, are satisfied without the issuance of stock, are held back upon settlement to cover any tax withholding, or are otherwise terminated subsequent to the date of this Registration Statement, the shares of Class B Common Stock reserved for issuance pursuant to such awards will become available for issuance as shares of Class A Common Stock under the 2021 Plan; provided, that any shares of Class B Common Stock will be first converted to shares of Class A Common Stock. See footnote 2 above.

(7)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $27.00 per share, which is the initial public offering price per share of Class A Common Stock set forth on the cover page of the Registrant’s prospectus dated June 8, 2021 relating to the Registrant’s initial public offering.

(8)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of 85% of $27.00 per share, which is the initial public offering price per share of Class A Common Stock set forth on the cover page of the Registrant’s prospectus dated June 8, 2021 relating to the Registrant’s initial public offering. Pursuant to the 2021 ESPP, the purchase price of the shares of Class A Common Stock reserved for issuance thereunder will be at least 85% of the lower of the fair market value of a share of Class A Common Stock on the first trading day of the offering period or on the exercise date.

(9)

Pursuant to Rule 457(i), there is no fee associated with the registration of shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock (a convertible security) being registered under this Registration Statement because no additional consideration will be received in connection with the conversion of shares of Class B Common Stock.

(10)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $12.59 per share, the weighted-average exercise price of stock option awards outstanding under the 2011 Plan as of the date of this Registration Statement.

(11)

In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the 2021 ESPP. In accordance with Rule 457(h)(2), no separate fee calculation is made for plan interests.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 to be contained in the Section 10(a) prospectus is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”). The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant are incorporated by reference into this Registration Statement:

(a)

Amendment No.  2 to the Registrant’s Registration Statement on Form S-1 filed with the Commission on June 1, 2021 (File No. 333-256154), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b)

The Registrant’s prospectus to be filed on or about June 9, 2021 pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1, as amended, (File No. 333-256154); and

(c)

The description of the Registrant’s Class A Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-40465) filed with the Commission on June 7, 2021 under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the Registration Statement which indicates that all of the shares registered hereunder have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

The Registrant has adopted provisions in the Registrant’s amended and restated certificate of incorporation and amended and restated bylaws that limit or eliminate the personal liability of the Registrant’s directors and executive officers to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director or executive officer will not be personally liable to the Registrant or its stockholders for monetary damages or breach of fiduciary duty as a director, except for liability in limited circumstances.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, the Registrant’s amended and restated bylaws provide that:

•

the Registrant will indemnify its directors and executive officers and, in the discretion of its board of directors, certain employees and agents to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and

•

the Registrant will advance reasonable expenses, including attorneys’ fees, to its directors and executive officers, and in the discretion of its board of directors, to certain employees and agents, in connection with legal proceedings relating to their service for or on behalf of the Registrant, subject to limited exceptions.

The Registrant has or will enter into indemnification agreements with each of its directors, executive officers and certain other officers. These agreements provide that the Registrant will indemnify each of its directors, executive officers, certain other officers and, at times, their affiliates, to the fullest extent permitted by the DGCL.

The Registrant also maintains general liability insurance which covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

See also the Undertakings set forth in the response to Item 9 herein.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

		Incorporated by Reference
Exhibit Number	Exhibit Title	Form	File No.	Exhibit	Filing Date	Filed Herewith

4.1	Form of Class A common stock certificate of the Registrant.	S-1	333-256154	4.1	5/14/21

4.2	Amended and Restated 2011 Equity Incentive Plan, as amended, and forms of agreements thereunder.	S-1/A	333-256154	10.2	5/21/21

4.3	2021 Stock Option and Incentive Plan, and forms of agreements thereunder.	S-1/A	333-256154	10.3	6/1/21

4.4	2021 Employee Stock Purchase Plan.	S-1/A	333-256154	10.4	6/1/21

5.1	Opinion of Goodwin Procter LLP.					X

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.					X

23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

24.1	Power of Attorney (contained on signature page hereto).

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Oakland, California, on June 8, 2021.

MARQETA, INC.

By:	/s/ Jason Gardner
Jason Gardner
Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jason Gardner, Philip Faix, and Seth Weissman, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-8 of Marqeta, Inc., and any or all amendments (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jason Gardner	Chief Executive Officer and Director (Principal Executive Officer)	June 8, 2021
Jason Gardner

/s/ Philip Faix	Chief Financial Officer (Principal Financial and Accounting Officer)	June 8, 2021
Philip Faix

/s/ Amy Chang	Director	June 8, 2021
Amy Chang

/s/ Martha Cummings	Director	June 8, 2021
Martha Cummings

/s/ Gerri Elliott	Director	June 8, 2021
Gerri Elliott

/s/ Helen Riley	Director	June 8, 2021
Helen Riley

/s/ Arnon Dinur	Director	June 8, 2021
Arnon Dinur

/s/ Judson Linville	Director	June 8, 2021
Judson Linville

/s/ Christopher McKay	Director	June 8, 2021
Christopher McKay

/s/ Godfrey Sullivan	Director	June 8, 2021
Godfrey Sullivan